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EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


TOPS Pharmacy Services, Inc.
PRN Research, Inc.
Innovative Medical Communications, Inc.
Hematology Oncology Associates, S.C.
Northwest Cancer Center, Inc.